Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA) Q1 2021 Earnings Webcast

Opening – Louisa Quarto

Welcome to the first quarter 2021 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2020 filed on March 30, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

During today’s call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the first quarter 2021 investor presentation for HTI and part of the Quarterly Report on Form 10-Q for HTI for the quarter ended March 31, 2021 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Strategic Update – (Mike Weil)

Thanks Louisa, and thank you all for joining us today. After more than a year of managing through the COVID-19 pandemic we are beginning to see light at the end of the tunnel. Domestic cases are on the decline, vaccines have become widely available to expanded groups of citizens, and the effectiveness of the vaccines have led to CDC guidance that encourages additional steps towards normalcy. Throughout the duration of the crisis, HTI’s medical office building portfolio has been a stronghold where we have added assets and collected approximately 100% of the original cash rent due over the last three quarters. We believe that the good news about vaccinations will eventually permit our seniors housing assets to begin building occupancy back up to the levels that we reported prior to the beginning of COVID.

HTI’s $2.6 billion portfolio is primarily focused on two segments that we believe have strong demographic tailwinds that will support long-term demand – Medical Office Buildings (or “MOB”) and Seniors Housing Operating Properties (or “SHOP”). At the end of the quarter, these two segments represented over 90% of HTI’s net operating income, with the balance coming from triple net leased healthcare facilities. We have elected to focus on these segments because we believe that medical office buildings will continue to generate stable cash flow and seniors housing properties will see sustained demand as the US population continues to age.

During the first quarter we continued to focus on rent collection, proactive lease-up within the MOB portfolio and on the care and health of our residents in the SHOP portfolio. Rent collection for the first quarter continued to meet our expectations as we collected approximately 100% of the original Cash Rent due from our MOB and triple-net tenants. We believe our rigorous underwriting and proactive management have been important factors in our ongoing rent collection success.

Turning to the portfolio and balance sheet enhancements, we have a combined closed and forward acquisitions pipeline of over $36 million, with an 8.0% weighted average cap rate. In addition to our acquisitions pipeline, we also have a forward leasing pipeline for over 23,000 square feet, comprised of five new executed leases, one licensing agreement, and one non-binding letter of intent. Once all of these agreements commence, we expect MOB and NNN portfolio occupancy to increase to 92.6% and that we will add nearly $590,000 of new annual rent once rent begins over the remainder of 2021.

Slide 3: First Quarter Cash Rent Collection

Our proactive outreach during the initial months of the COVID-19 pandemic encouraged an open dialogue with our tenants that helped us understand their challenges and develop mutually agreeable solutions. These efforts have been a major contributor to our collection of approximately 100% of the original Cash Rent due in both our MOB and Triple Net segments for the prior three quarters as well as nearly 100% for the full year 2020. We expect this trend to continue into 2021.

As a reminder from previous quarters, cash rental payments in the SHOP portfolio is primarily paid for by the residents through private payer insurance or directly, and to a lesser extent, by government reimbursement programs such as Medicaid and Medicare. These cash rental payments are subject to timing differences; therefore we have not provided detail on the collection amounts for our SHOP segment.

Slide 4: Portfolio Snapshot

As of March 31, 2021, HTI owned 190 properties, totaling approximately 9.3 million rentable square feet in 31 states. The portfolio consisted of 118 medical office buildings, 55 seniors housing operating properties, two land parcels, 14 NNN properties consisting of post-acute and skilled nursing facilities and hospitals, and one recently completed development property in Jupiter, Florida.

At quarter end, our medical office building portfolio was 91.7% occupied with a weighted average remaining lease term of 4.8 years, an increase from 91.6% in the first quarter of 2020. The SHOP portfolio was 72.7% occupied, a level that is a direct result of COVID-19 and consistent with industry-wide trends where occupancy has declined for four consecutive quarters. As mentioned, we have reason to believe that this trend could begin to reverse in the coming quarters as we continue our successful vaccination efforts and drive residency initiatives. We began to see admission interest return towards the end of first quarter, as evidenced by 47 newly occupied units in March. With relaxed guidance from the CDC and many states reopening their economies, we remain hopeful that SHOP occupancy will rebound in the coming months. In anticipation of this rebound, we deployed over $3.4 million in capital expenditures in the first quarter to enhance and improve the physical quality of our SHOP assets. We’ve also deployed an online digital lead strategy and website enhancements to be visible, attractive, and competitive as seniors and their families begin to consider housing options post-pandemic.

The triple-net leased post-acute/skilled nursing properties were 100% occupied with a weighted average remaining lease term of 6.6 years. We also own six hospitals which were 90.7% leased and had a weighted average remaining lease term of 6.0 years as of quarter end.

Slide 5: Dynamic Portfolio Fundamentals

We are very pleased with HTI’s portfolio mix which features a significant focus on MOB and SHOP assets. As we grow the portfolio and deploy strategic leasing initiatives, we plan to continue emphasizing these property types within our acquisition and asset management strategy.

We have elected to focus on Medical Office Buildings due to the growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that our steady occupancy rates and revenue year-over-year, as well as our success collecting rent in this segment of our portfolio, are evidence of this in practice.

Our focus on SHOP assets is supported by our belief in long-term demographic tailwinds, which we believe will result in pent-up demand for seniors housing. As members of the Baby Boomer generation begin to approach their 80’s, we believe that demand for high-quality, service-focused, and strategically located seniors housing facilities will continue to increase. Our SHOPs are also primarily “private pay” and as a result are not as dependent on the policies of governments or insurance providers for rent payments. Finally, our dedicated SHOP team collaborates with our aligned operators to manage our assets in an accretive way.

We’ve worked diligently to construct a high-quality portfolio that is well diversified by geography and business segment. Our complete US portfolio is dispersed across 31 states with only two states representing more than 10% of the total portfolio by square feet. 91% of the NOI comes from the MOB and SHOP segments, with the remaining 9% coming from our triple-net leased healthcare facilities segment.

Slide 6: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Procuring well-respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

This slide lists some of the leading brands we partner with. In HTI’s MOB portfolio, we have tenants such as The University of Pittsburgh Medical Center, DaVita, Sentara and Ascension. HTI’s SHOP operators include Frontier management, Jaybird Senior Living, Senior Lifestyle Corporation and Cedarhurst. As we have seen since the onset of the COVID-19 pandemic, the direct relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators who we trust to provide the best care for residents at our facilities.

Slide 7: Diligent Acquisitions

We are starting 2021 with renewed acquisitions activity and have seven MOB assets either closed or in the pipeline for over $36 million at an 8% weighted-average cap rate.

In the first quarter we closed on one MOB acquisition for $6.6 million and we have a forward pipeline, as of May 15th, of $29.8 million comprised of six MOB properties at a weighted average 8.0% cap rate. We believe we have a strong cash and liquidity position to continue diligently seeking accretive acquisitions at opportunistic cap rates. Due to the ongoing dislocation in the markets caused by COVID-19, we believe there may be opportunities to complete these types of acquisitions while continuing strong operational performance.

In addition to building an acquisition pipeline, subsequent to quarter end we closed on the sale of the development property in Jupiter, Florida and a skilled nursing facility in Wellington, Florida. Additional details about these dispositions will be included in our second quarter financials.

Before turning it over, I’d like to welcome Jason Doyle to our earnings calls. As we mentioned last quarter, Jason was appointed CFO for HTI in February and officially became our Chief Financial Officer last month. We're excited to have Jason on board and know that he has already stepped into his new role without missing a beat. Jason, will you please take us through the financial results?

Slide 8: Conservative Leverage Profile– (Jason Doyle)

Thank you, Mike, and I’m really happy to be working with the HTI team.

This slide provides a snapshot of HTI’s capital structure at the end of the first quarter. Net leverage remained modest at 41.2% with net debt of approximately $1.2 billion, gross asset value of $2.6 billion and a weighted average interest rate of 3.6%.

As of March 31, 2021, the Company had a total of $905 million of secured debt and that’s comprised of $550 million in mortgage notes payable and $355 million of Fannie Mae Master Revolving Credit Facilities. At the end of the first quarter, our unsecured corporate-level credit facility had an outstanding balance of $324 million, inclusive of the term loan component of $150 million. We continue to seek to improve the Company’s capital structure by extending our debt maturity profile, locking in long-term attractive financing rates and diversifying our financing allocation.

As discussed in previous quarters, in August of 2020, we entered into an amendment to our credit facility with KeyBank National Association and our banking partners in the credit facility. The amendment revised specific provisions in the credit facility, including restrictions on the payment of distributions. As a result of the amendment, our board determined that distributions will be paid on a quarterly basis in arrears in shares of HTI’s common stock, valued at HTI’s estimated per share net asset value in effect on the applicable date, based on a single record date to be declared each quarter. The number of shares issued in connection with any stock dividend is based on HTI’s prior cash distribution rate of $0.85 per share per year, divided by our estimated per share net asset value, which we most recently announced on April 2, 2021. We will not adjust the estimated per share NAV for the effect of future stock dividends. While we continue to be confident in the performance of the portfolio, we believe the change in our distribution policy maintains liquidity and preserves financial flexibility in light of the uncertainty resulting from temporary disruptions caused by the COVID-19 pandemic. Under the amendment, we may be permitted to pay cash distributions beginning later this year as soon as we are able to meet certain liquidity and leverage conditions, although there is no assurance we will do so.

Slide 9 Enhanced Performance

HTI remains committed to driving portfolio and earnings growth through active portfolio management, accretive acquisitions, robust leasing activity and capital structure improvements. Year-over-year, we have increased MOB and NNN occupancy to 92.2% up from 91.8% and our forward leasing pipeline would increase MOB and NNN occupancy further to 92.6% that’s if LOIs lead to definitive agreements and assuming no terminations or expirations. At the same time, our portfolio exposure to MOB and NNN properties has increased over 500 basis points to 63.1% from 57.9% based on NOI. Rent collection in this portfolio has also remained strong year-over-year, at approximately 100%.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Jason. Supporting HTI’s high-quality portfolio and future growth is a diligent acquisition program that closed over $100 million of acquisitions in 2020 and has closed and pipeline acquisitions of over $36 million for 2021, and an asset management platform focused on driving strong operational outperformance. We believe our underwriting and proactive asset management continues to result in excellent rent collection in the MOB and triple-net segments of our portfolio. We have a conservative balance sheet with Net Leverage of 41.2% and have experienced a year-over-year increase in portfolio exposure to MOB and NNN assets, which have proven to be a particularly strong segment over the last year.

Our management team is the key to both ongoing performance and an eventual liquidity event based on management’s significant experience with public REITs and the healthcare industry.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and he ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Our team’s collective experience and excellent relationships with our tenants contributed to our ability to collect approximately 100% of the cash rent in the combined MOB and NNN portfolios during the first quarter.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio. In 2018, HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

The last year required our SHOP team to work tirelessly to create a safe environment for our residents that balanced providing care, meeting ever-changing regulations related to COVID-19 and safely operating a business with thousands of employees. Our team has risen to the occasion and the vaccine rollout in our communities has been very successful. We look forward to returning to a focus on building welcoming communities for our current and future residents.

Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-executive chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee and a nominating and corporate governance committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on the boards of publicly traded REITs.

Closing Statements – (Mike Weil)

In closing, HTI is well positioned to continue growing and maturing after navigating the COVID-19 crisis during the last fourteen months. The stability and resilience shown by our MOB and NNN portfolios are the product of our acquisition underwriting and dedicated operating teams. Our 100% rent collection rate in these segments over the last three quarters and growing portfolio fundamentals such as occupancy and leasing further exemplify this. Like all seniors housing properties, our SHOP segment has experienced a decline in occupancy, but we are beginning to see positive traction at our communities. In addition to caring for our residents, we have used this period to take steps to be prepared to attract and welcome new residents as COVID fears subside. We look forward to the coming months as the vaccine continues to roll out and authorities approve additional steps towards a return to normalcy. Thank you for joining us today.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.